Exhibit 99.1

Granite Reports Third-Quarter 2009 Financial Results

  Net income in Q309 was $30.6 million vs. $51.7 million a year ago
  Revenue decreased 20% in Q309 to $720.3 million
  Backlog in Granite East increased 17% year over year
  Financial position remains strong with $399.2 million in cash and short-term marketable securities

WATSONVILLE, Calif.--(BUSINESS WIRE)--October 28, 2009--Granite Construction Incorporated (NYSE: GVA) today reported net income of $30.6 million for the third quarter of 2009 compared with $51.7 million for the third quarter of 2008. Diluted earnings per share for the third quarter of 2009 were $0.79 compared with $1.35 for the third quarter of 2008.

“In the midst of a challenging economic environment, we remain focused on project execution and acquiring quality backlog,” said William G. Dorey, Granite president and chief executive officer. “In that regard, I am pleased to report approximately $730.0 million in new awards in the third quarter.

“In the West, the current bidding environment for small projects is one of the toughest we have experienced, marked by an oversupply of contractors as well as public funding challenges. While this is having an impact on our short-term performance, we are pursuing a full pipeline of larger projects that have the potential to deliver strong margins. With a solid balance sheet and experienced teams, Granite is well-positioned to successfully compete for these larger project opportunities.

“Additionally, as we announced last month we are currently implementing a new organizational structure at Granite that will strengthen our business by leveraging resources and gaining efficiencies throughout the company. Our goal is to create a more scalable structure that aligns with current business trends while positioning Granite for long-term profitable growth.”

Third-quarter 2009 Financial Results

Total Company

  Total revenue for the quarter ended September 30, 2009 was $720.3 million compared with $897.8 million in 2008.
  Gross profit as a percentage of revenue for the quarter was 15 percent compared with 16 percent in 2008 driven by the competitive bidding environment in the West offset by improved operating results in the East.
  Gross profit on the sale of construction materials was $7.0 million in 2009 compared with $15.4 million in 2008 primarily as a result of lower sales volume.
  General and administrative expenses decreased $11.4 million to $60.5 million compared with $71.9 million in 2008. The decrease was primarily related to a reduction in bad debt expense of approximately $8.0 million and lower incentive compensation and salaries expense.
  Operating income for the quarter was $46.3 million compared with $74.4 million in the prior year.
  During the third quarter 2009, the company’s real estate investment segment recorded a $0.7 million pre-tax impairment charge related to residential property located in Oregon.
  Net income attributable to noncontrolling interests in joint ventures increased from $0.6 million in 2008 to $5.9 million in 2009. The increase is associated with a large project that had not reached the profit recognition threshold in the third quarter 2008 and the effect of changes in estimates related to certain joint venture projects.
  At September 30, 2009, cash and short-term marketable securities totaled $399.2 million, including $121.1 million of cash and cash equivalents associated with the company’s consolidated joint ventures.
  Total contract backlog at September 30, 2009, was $1.6 billion compared with $1.8 billion at September 30, 2008.

Granite West

  Revenue for the third quarter totaled $564.1 million compared with $749.5 million for the same period in 2008 reflecting intense competition for public works projects, reduced public sector funding and lower demand for construction materials.
  Gross profit as a percentage of revenue for the quarter decreased to 15 percent compared with 18 percent in 2008. The margin compression was primarily a product of lower gross margins on both public sector construction projects and construction materials sales.
  Operating income for the quarter decreased $37.3 million to $56.3 million compared with $93.6 million for the third quarter of last year.

Granite East

  Revenue for the third quarter totaled $155.2 million compared with $146.9 million for the same period in 2008.
  Gross profit as a percentage of revenue for the quarter was 13 percent compared with 7 percent in the same period last year driven primarily by a high quality project portfolio and improved project execution.
  Operating income for the quarter increased $8.3 million to $12.1 million compared with $3.8 million for the third quarter of 2008.

Outlook

The company now expects Granite West revenue in 2009 to be between $1.4 billion and $1.5 billion with an improved gross profit margin percentage between 15.5 percent and 16.5 percent. Additionally, the company expects Granite East revenue in 2009 to be in the range of $600.0 million and $650.0 million with gross profit margin percentage between 16.5 and 17.5 percent. Net income attributable to noncontrolling interests in joint ventures is now expected to be approximately $26.0 million for the year.

As part of its evolution to become a more efficient and effective organization, Granite announced the reduction of approximately 160 salaried positions across the country. Pre-tax charges associated with Granite’s reorganization are estimated to be approximately $6.0 million and will be recognized primarily in the fourth quarter of 2009. The company estimates annualized pre-tax savings associated with personnel-related costs to be approximately $11.0 million.

Conference Call

Granite will conduct a conference call tomorrow, October 29, 2009, at 8:00 a.m. PT/11:00 a.m. ET to discuss the results of the third quarter ended September 30, 2009. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 693-6483 and (706) 758-5304 for international listeners. The conference ID for the call is 35941051. The call will be recorded and available for replay from approximately two hours after the live audio webcast through November 13, 2009 by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 35941051.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index, and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its Web site at www.graniteconstruction.com.

Forward-looking Statements

This press release contains statements that are not based on historical facts and which may be forward-looking in nature. Under the Private Securities Litigation Reform Act of 1995, a “safe harbor” may be provided to Granite for certain of these forward-looking statements. Words such as outlook, believes, expects, appears, may, will, should, anticipates, and the negatives thereof or comparable terminology are intended to identify these forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of Granite’s senior management and are based on its current expectations and projections concerning future events, many of which are outside Granite’s control and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risks described in Granite’s Annual Report under “Item 1A. Risk Factors.” Except as required by law, Granite undertakes no obligation to revise or update any forward-looking statements for any reason. As a result, the reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	September 30,	December 31,	September 30,
	2009	2008	2008

ASSETS

Current assets
Cash and cash equivalents	$371,434	$460,843	$281,046
Short-term marketable securities	27,798	38,320	101,112
Accounts receivable, net	382,572	314,733	480,315
Costs and estimated earnings in excess of billings	38,011	13,295	34,759
Inventories, net	51,972	55,223	61,342
Real estate held for development and sale	135,306	75,089	52,165
Deferred income taxes	43,356	43,637	46,233
Equity in construction joint ventures	58,450	44,681	45,219
Other current assets	41,185	56,742	65,182

Total current assets	1,150,084	1,102,563	1,167,373

Property and equipment, net	530,661	517,678	522,733

Long-term marketable securities	62,612	21,239	30,209

Investment in affiliates	21,309	19,996	27,518

Other noncurrent assets	80,233	81,979	73,696

Total assets	$1,844,899	$1,743,455	$1,821,529

LIABILITIES AND EQUITY

Current liabilities
Current maturities of long-term debt	$68,194	$39,692	$34,886
Accounts payable	211,670	174,626	234,126
Billings in excess of costs and estimated earnings	187,205	227,364	251,402
Accrued expenses and other current liabilities	209,806	184,939	227,611

Total current liabilities	676,875	626,621	748,025

Long-term debt	233,582	250,687	246,487

Other long-term liabilities	48,884	43,604	46,178

Deferred income taxes	17,917	18,261	18,733

Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares; none outstanding	-	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares in 2009 and in 2008; issued and outstanding 38,669,447 shares as of September 30, 2009, 38,266,791 shares as of December 31, 2008 and 38,264,058 shares as of September 30, 2008	387	383	383
Additional paid-in capital	92,356	85,035	83,041
Retained earnings	724,621	682,237	655,287
Accumulated other comprehensive loss	-	(146)	(3,334)

Total Granite Construction Inc. shareholders' equity	817,364	767,509	735,377

Noncontrolling interests	50,277	36,773	26,729

Total equity	867,641	804,282	762,106

Total liabilities and equity	$1,844,899	$1,743,455	$1,821,529

	September 30,	December 31,	September 30,
FINANCIAL POSITION	2009	2008	2008

Working capital	$473,209	$475,942	$419,348
Current ratio	1.70	1.76	1.56
Debt to Granite Construction Inc. shareholders' equity capitalization	0.27	0.27	0.28
Total liabilities to Granite Construction Inc. shareholders' equity ratio	1.20	1.22	1.44

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue
Construction	$647,776	$771,941	$1,368,111	$1,755,457
Construction materials	71,527	124,478	158,688	283,321
Real estate	981	1,369	1,932	8,142
Total revenue	720,284	897,788	1,528,731	2,046,920
Cost of revenue
Construction	549,053	643,531	1,123,038	1,437,093
Construction materials	64,528	109,068	145,991	247,959
Real estate	1,531	887	3,272	9,846
Total cost of revenue	615,112	753,486	1,272,301	1,694,898

Gross profit	105,172	144,302	256,430	352,022

General and administrative expenses	60,465	71,933	169,766	198,344
Gain on sales of property and equipment	1,549	2,008	6,878	4,564

Operating income	46,256	74,377	93,542	158,242

Other income (expense)
Interest income	744	5,439	3,914	15,087
Interest expense	(4,245)	(5,303)	(10,586)	(12,871)
Equity in income (loss) of affiliates	4,021	(1,257)	4,360	(1,436)
Other income, net	3,062	549	8,278	9,196
Total other income (expense)	3,582	(572)	5,966	9,976

Income before provision for income taxes	49,838	73,805	99,508	168,218

Provision for income taxes	13,300	21,473	26,316	46,681

Net income	36,538	52,332	73,192	121,537

Amount attributable to noncontrolling interests	(5,940)	(594)	(15,725)	(31,058)

Net income attributable to Granite Construction Inc.	$30,598	$51,738	$57,467	$90,479

Net income per share attributable to common shareholders:
Basic (1)	$0.79	$1.35	$1.49	$2.35
Diluted (1)	$0.79	$1.35	$1.49	$2.35
Weighted average shares of common stock:
Basic	37,595	37,430	37,552	37,664
Diluted	37,709	37,557	37,670	37,760

Note:
(1) Computed using the two-class method as required by the accounting standards adopted on January 1, 2009.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Nine Months Ended September 30,	2009	2008
Operating activities
Net income	$73,192	$121,537
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of real estate held for development and sale	1,686	4,500
Depreciation, depletion and amortization	59,048	64,036
(Recovery of) provision for doubtful accounts, net	(3,844)	8,914
Gain on sales of property and equipment	(6,878)	(4,564)
Change in deferred income taxes	(518)	1,116
Stock-based compensation	7,869	5,135
Excess tax benefit on stock-based compensation	(670)	(743)
Gain from trading securities	(431)	-
Equity in (income) loss of affiliates	(4,360)	1,436
Acquisition of noncontrolling interest	-	(16,616)
Changes in assets and liabilities, net of the effects of acquisition and consolidations	(67,511)	(79,854)
Net cash provided by operating activities	57,583	104,897
Investing activities
Purchases of marketable securities	(61,974)	(68,732)
Maturities of marketable securities	32,610	64,090
Release of funds for acquisition of noncontrolling interest	-	28,332
Additions to property and equipment	(75,773)	(76,098)
Proceeds from sales of property and equipment	10,089	12,253
Acquisition of businesses	-	(14,022)
Contributions to affiliates	(4,969)	(5,345)
Issuance of notes receivable	(4,270)	-
Other investing activities	450	626
Net cash used in investing activities	(103,837)	(58,896)
Financing activities
Proceeds from long-term debt	8,384	2,660
Long-term debt principal payments	(18,139)	(15,748)
Cash dividends paid	(15,031)	(15,081)
Purchase of common stock	(2,840)	(45,489)
Contributions from noncontrolling partners	239	4,955
Distributions to noncontrolling partners	(16,490)	(37,713)
Acquisition of noncontrolling interest	-	(11,716)
Excess tax benefit on stock-based compensation	670	743
Other financing	52	-
Net cash used in financing activities	(43,155)	(117,389)

Decrease in cash and cash equivalents	(89,409)	(71,388)

Cash and cash equivalents at beginning of period	460,843	352,434

Cash and cash equivalents at end of period	$371,434	$281,046

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	Granite West	Granite East	Granite Land Company	Granite West	Granite East	Granite Land Company

2009
Revenue	$564,089	$155,214	$981	$1,109,442	$417,357	$1,932
Gross profit (loss)	$85,499	$20,223	$(550)	$181,320	$76,450	$(1,340)
Gross profit (loss) as a percent of revenue	15.2%	13.0%	-56.1%	16.3%	18.3%	-69.4%
Operating income (loss)	$56,299	$12,052	$(1,221)	$98,073	$55,136	$(4,159)
Operating income (loss) as a percent of revenue	10.0%	7.8%	-124.5%	8.8%	13.2%	-215.3%

2008
Revenue	$749,487	$146,932	$1,369	$1,506,952	$531,826	$8,142
Gross profit (loss)	$133,904	$9,916	$482	$266,457	$87,269	$(1,704)
Gross profit (loss) as a percent of revenue	17.9%	6.7%	35.2%	17.7%	16.4%	-20.9%
Operating income (loss)	$93,570	$3,819	$(191)	$154,684	$67,196	$(3,795)
Operating income (loss) as a percent of revenue	12.5%	2.6%	-14.0%	10.3%	12.6%	-46.6%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog
(Unaudited - in thousands)

Contract Backlog by Segment	September 30, 2009		June 30, 2009		September 30, 2008

Granite West	$553,728	34.3%	$824,676	53.8%	$915,472	50.3%
Granite East	1,058,540	65.7%	707,567	46.2%	906,116	49.7%

Total	$1,612,268	100.0%	$1,532,243	100.0%	$1,821,588	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4714 (Investor)